Gran Tierra Energy Inc. Announces First Quarter 2018 Results Highlighted by Strong Financial Performance, Record Company Production and Enhanced Financial Flexibility

CALGARY, ALBERTA, May 1, 2018, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(NYSE MKT:GTE)(TSX:GTE), today announced the Company's financial and operating results for the quarter ended March 31, 2018. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated. Production amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel of oil equivalent ("BOE") amounts are based on WI sales before royalties. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Quarterly Report on Form 10-Q filed May 1, 2018.

Key Highlights

•
Achieved a new Company milestone: record high average quarterly Colombia production of 35,075 BOE per day ('BOEPD") in first quarter 2018 ("the Quarter"), 23% higher than 28,481 BOEPD in first quarter 2017 and 2% higher than fourth quarter 2017 (the "Prior Quarter")

•	The Company brought 5 gross wells (4.2 net) on production during the quarter with the first one onstream on February 26, 2018.

•	The Company exited the Quarter with $160 million of cash and cash equivalents.

•	Continued significant exposure to oil price strength with oil representing 100% of total Company production in the Quarter.

•	Demonstrated ongoing strong financial performance in the Quarter:

◦	Net income of $18 million compared with net loss of $41 million in the Prior Quarter; net loss in the Prior Quarter included loss on sale of the Company's Peru business unit of $34 million

◦	Funds flow from operations[1] increased by 8% to $75 million compared with the Prior Quarter and 66% from first quarter 2017, while the Brent price only increased 23% from first quarter 2017

◦
Active quarter with capital expenditures of $73 million; funds flow from operations in the Quarter were $2 million higher than capital expenditures; capital expenditures in the Quarter were as follows:

(Millions of U.S. Dollars)
Colombia
Exploration	$19.2
Development:
Facilities	11.0
Drilling and Completions	35.5
Other	6.8
72.5
Corporate	0.1
$72.6

◦
Oil and gas sales volumes in Colombia decreased by 3% compared with the Prior Quarter to 27,203 BOEPD and increased by 15% relative to the first quarter of 2017; the Quarter's slight decrease in oil and gas sales volumes was driven by an increase in inventories (792 bopd) and higher royalties (772 bopd) due to higher oil prices. The additional inventory was sold in April 2018,

◦	Oil and gas sales increased by 9% compared with the Prior Quarter to $138 million and were up 46% relative to first quarter 2017

◦	Improved cost structure continues to positively impact the bottom line:

▪
Combined Operating, Transportation and General and Administrative ("G&A") Expenses: in the Quarter were $13.45 per BOE, down by 4% from $14.07 per BOE in the Prior Quarter and down by 6% from $14.26 per BOE in first quarter of 2017

▪
Operating Netback: despite only a 9% increase in Brent price from the Prior Quarter, operating netback[1] increased by 20% compared with the Prior Quarter to $34.37 per BOE and increased by 45% relative to first quarter of 2017

▪	Operating Expenses: decreased by 13% compared with the Prior Quarter to $8.55 per BOE due to decreases in slickline services and maintenance costs

▪
Quality and Transportation Discount: decreased by 14% to $10.72 per BOE compared with $12.47 per BOE in the Prior Quarter; this $1.75 per BOE reduction resulted from optimization of transportation routes and narrowing of differentials.

▪
Transportation Expenses: increased to $2.29 per BOE compared with $1.79 per BOE in the Prior Quarter; this $0.50 per BOE increase was more than offset by the $1.75 per BOE reduction in quality and transportation discount during the Quarter

▪	Cash General and Administrative ("G&A") Expenses: increased to $2.61 per BOE compared with $2.42 per BOE in the Prior Quarter due to lower WI sales volumes

•	Enhanced financial flexibility and liquidity:

◦
Gran Tierra announced the closing of its successful $300 million 6.25% senior unsecured notes offering on February 15, 2018, the net proceeds of which Gran Tierra used to repay the outstanding amount on the revolving credit facility with the remainder for general corporate purposes. This financing gives Gran Tierra the flexibility to accelerate existing projects, to finance development of potential future exploration discoveries or pursue other opportunities

◦
The Company exited the Quarter with approximately $460 million of liquidity, comprising $300 million of undrawn capacity on its $300 million credit facility and $160 million of cash and cash equivalents.

◦	During the Quarter the Company repurchased 464,912 shares at a total cost of $1.2 million.

•
Updated 2018 capital budget: Gran Tierra is forecasting the following updated ranges for the Company's 2018 capital budget, to account for a $25 million increase in the 2018 facilities capital program, all to be invested in Colombia:

Total Capital ($ million)	275-295
Development (19-21 gross wells)	100-105
Exploration (8-11 gross wells)	80-90
Facilities	75-80
Seismic & Studies	20

•	Increased the 2018 facilities capital program by $25 million:

◦	$5 million related to the acceleration of facilities expansion in Acordionero to support the better than expected production results to date

◦	$20 million allocated to Gran Tierra-owned gas-to-power projects; the gas to power projects include:

▪	$17 million for the construction of a 22 megawatt gas-to-power facility in Acordionero

▪	$3 million for remote power generation capacity in the Putumayo Basin

◦
These Gran Tierra-owned power projects are designed to improve the reliability of power generation and thereby support production consistency, water injection reliability and reduce costly artificial lift integrity failures caused by power interruptions

◦	Gran Tierra expects:

▪	To save $8 to $10 million per year in operating costs in Acordionero as a result of these projects

▪	The revised 2018 capital program to be fully funded by cash flows from operations

▪	2018 production to average 36,500 to 38,500 BOEPD, which would represent annual growth from the 2017 average of 16% to 23%

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "During the first quarter of 2018, our high quality, operated, diversified suite of assets in Colombia continued to deliver strong financial performance. Gran Tierra’s returns-focused strategy with an emphasis on profitable production growth has generated material year-on-year improvements during the Quarter in several important metrics, including a 23% increase in Colombia production, a 40% increase in net income, significant growth of 66% in funds flow from operations, and a 45% improvement in operating netback per BOE. Our growth in operating netback and funds flow from operations both exceeded the 23% year-on-year increase in the Brent oil price and reflects Gran Tierra's high quality assets, sharp focus on controlling operating and transportation costs and optimizing oil marketing strategies. As a result, the Company has consistently delivered top quartile operating netbacks.
With our large resource base and drilling inventory, low base declines and high netback production, we continued to demonstrate this Quarter that Gran Tierra has created a sustainable business model, which we expect to be fully funded by forecasted cash from operating activities in 2018. During a very active first quarter 2018, our funds flow from operations of $75 million more than covered our capital investments of $73 million. Since assembling a world class asset base, we have now profitably and consistently grown production, which is further evidence of the strength of our model.
Our high quality set of assets is forecasted to have ongoing production growth, reaching a level of approximately 50,000 BOEPD by 20201. With our large resource base, we plan to drill 30 to 35 exploration wells over the next three years, which are all expected to be funded by cash from operating activities. Our exploration campaign is designed to test the majority of our large portfolio of unrisked mean prospective resources of 1.5 billion BOE1, including our dominant Putumayo Basin position in the A-Limestone, other carbonates and the N Sand oil play fairways, as well as the exciting potential new conventional oil resource play in the La Luna carbonate in the Middle Magdalena Valley Basin.
During the Quarter, we believe that the markets delivered a strong vote of confidence in our long-term strategy of focusing on capital efficiency and returns on invested capital in Colombia, as evidenced by our successful offering of $300 million in 6.25% senior unsecured notes. After paying down our revolving credit facility and placing the excess cash on our balance sheet, we believe our improved financial flexibility and strong liquidity of approximately $460 million leave Gran Tierra well-positioned to potentially accelerate current development projects such as Acordionero, Costayaco and Cumplidor or our exciting carbonate conventional resource plays in the Putumayo and Middle Magdalena Valley Basins. Since we operate over 90% of our production, Gran Tierra also has significant control and flexibility on capital allocation and timing as we continually high-grade the best development and exploration investment opportunities within our large, diversified portfolio.
On behalf of our Board of Directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support. We believe that our focused strategy is delivering results on several fronts in the multi-horizon, proven hydrocarbon producing basins of Colombia. Gran Tierra is well-positioned for an exciting year of profitable growth through the rest of 2018 and beyond, as we continue to create long-term shareholder value."
1 Based on the Company's 2017 year-end estimated reserves and prospective resources as evaluated by the Company's independent qualified reserve evaluator McDaniel & Associates Consultants Ltd. in  reports with effective dates of December 31, 2017.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net Income (Loss)	$17,861	$(40,802)	$12,771
Per Share - Basic and Diluted	$0.05	$(0.10)	$0.03

Oil and Gas Sales	$138,228	$127,179	$94,659
Operating Expenses	(26,265)	(31,403)	(23,937)
Transportation Expenses	(6,997)	(5,635)	(6,942)
Operating Netback(1)	$104,966	$90,141	$63,780

G&A Expenses Before Stock-Based Compensation	$7,982	$7,637	$7,563
G&A Stock-Based Compensation	3,178	4,501	1,149
G&A Expenses, Including Stock Based Compensation	$11,160	$12,138	$8,712

EBITDA(1)	$88,588	$20,123	$61,255

Adjusted EBITDA(1)	$88,775	$78,180	$55,020

Funds Flow from Operations(1)	$74,748	$69,123	$45,026

Capital Expenditures	$72,694	$75,322	$46,160

Average Daily Volumes (BOEPD)
WI Production Before Royalties	35,075	34,477	29,879
Royalties	(6,886)	(6,114)	(5,089)
Production NAR	28,189	28,363	24,790
(Increase) Decrease in Inventory	(986)	(194)	18
Sales	27,203	28,169	24,808
Royalties, % of WI Production Before Royalties	20%	18%	17%

Per BOE(2)
Brent	$67.18	$61.54	$54.66
Quality and Transportation Discount	(10.72)	(12.47)	(12.27)
Royalties	(11.25)	(8.71)	(7.22)
Average Realized Price	45.21	40.36	35.17
Transportation Expenses	(2.29)	(1.79)	(2.58)
Average Realized Price Net of Transportation Expenses	42.92	38.57	32.59
Operating Expenses	(8.55)	(9.86)	(8.87)
Operating Netback(1)	34.37	28.71	23.72
G&A Expenses	(2.61)	(2.42)	(2.81)
Severance Expenses	—	(0.04)	—

Equity Tax	—	—	(0.45)
Realized Foreign Exchange Loss	(0.03)	(0.05)	(0.36)
Realized Financial Instruments (Loss) Gain	(1.90)	0.01	0.29
Interest Expense, Excluding Amortization of Debt Issuance Costs	(1.58)	(0.93)	(0.93)
Interest Income	0.26	0.08	0.15
Current Income Tax Expense	(4.02)	(3.43)	(2.76)
Cash Netback(1)	$24.49	$21.93	$16.85

Share Information (000s)
Common Stock Outstanding, End of Period	384,960	385,191	390,815
Exchangeable Shares Outstanding, End of Period	5,908	6,112	8,192
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	391,294	394,442	399,007
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	391,379	394,442	399,046

	As at
(Thousands of U.S. Dollars)	March 31, 2018	December 31, 2017	% Change
Cash and Cash Equivalents	$160,474	$12,326	—
Revolving Credit Facility	$—	$148,000	(100)
Senior Notes	$300,000	$—	—
Convertible Notes	$115,000	$115,000	—

(1) Operating netbacks, earnings before interest, taxes and depletion, depreciation and accretion ("DD&A") (" EBITDA"), adjusted EBITDA, funds flow from operations and cash netbacks are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

(2) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Quarterly Report on Form 10-Q filed May 1, 2018.

Conference Call Information:

Gran Tierra Energy Inc. will host its first quarter 2018 results conference call on Wednesday, May 2, 2018. Details of the conference call are as follows:

Date:	Wednesday, May 2, 2018
Time:	11:00 a.m. Eastern Time (9:00 a.m. Mountain Time)
North American participants call:	1-844-348-3792 (Toll-Free)
Outside of Canada & USA call:	1-614-999-9309

Interested parties may also access the live webcast on the investor relations page of Gran Tierra’s website at www.grantierra.com. An archive of the webcast will be available on Gran Tierra’s website until May 9, 2018. In addition, an audio replay of the conference call will be available following the call until May 4, 2018. To access the replay, dial toll-free 1-855-859-2056 (North America), or 1-404-537-3406 (outside of Canada and USA), conference ID: 3258519.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer

Ryan Ellson
Chief Financial Officer

Rodger Trimble
Vice President, Investor Relations

403-265-3221

info@grantierra.com

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. together with its subsidiaries is an independent international energy company focused on oil and natural gas exploration and production in Colombia. The Company is focused on its existing portfolio of assets in Colombia and will pursue new growth opportunities throughout Colombia, leveraging our financial strength. The Company’s common shares trade on the NYSE American and the Toronto Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company's website does not constitute a part of this press release. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on the SEC website at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, the Company's expectations, capital program and guidance, the Company’s strategies, the Company’s operations including planned operations, oil production, and the completion of certain infrastructure such as its gas to power projects and cost savings associated therewith.

Statements relating to “resources” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the resources described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America and unexpected problems can arise due to guerilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the risk that current global economic and credit conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption " Risk Factors" in Gran Tierra's Annual Report on Form 10-K filed February 27, 2018 and its Quarterly Reports. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net income or loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as to not imply that more emphasis should be placed on the non-GAAP measure.

Operating netback as presented is defined as oil and gas sales less operating and transportation expenses. Cash netback as presented is defined as net income or loss before DD&A expenses, asset impairment, deferred income tax recovery, amortization of debt issuance costs, unrealized foreign exchange gains and losses, loss on sale of business units, non-cash operating and G&A expenses and unrealized financial instruments gains and losses. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and

Operational Highlights above for the components of operating netback and corresponding reconciliation. A reconciliation from net income or loss to cash netback is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
Cash Netback - Non-GAAP Measure ($000s)	2018	2017	2017
Net income (loss)	$17,861	$(40,802)	$12,771
Adjustments to reconcile net income (loss) income to cash netback
DD&A expenses	39,461	38,606	26,593
Asset impairment	—	275	283
Deferred income tax expense	13,482	8,052	11,379
Amortization of debt issuance costs	670	547	605
Unrealized foreign exchange (gain) loss	(1,044)	1,141	(2,819)
Loss on sale of business units	—	35,309	—
Non-cash operating expenses	130	339	54
Non-cash G&A expenses	3,178	4,501	1,149
Unrealized financial instruments loss (gain)	1,129	21,185	(4,671)
Cash netback	$74,867	$69,153	$45,344

EBITDA, as presented, is defined as net income or loss adjusted for depletion, depreciation and accretion (“DD&A”) expenses, interest expense and income tax expense or recovery. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for asset impairment, unrealized financial instruments gain or loss, loss on sale of business units and foreign exchange gain or loss. Management uses these financial measures to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
(Thousands of U.S. Dollars)	2018	2017	2017
Net income (loss)	$17,861	$(40,802)	$12,771
Adjustments to reconcile net income (loss) to EBITDA and adjusted EBITDA
DD&A expenses	39,461	38,606	26,593
Interest expense	5,495	3,467	3,095
Income tax expense	25,771	18,852	18,796
EBITDA (non-GAAP)	88,588	20,123	61,255
Asset impairment	—	275	283
Unrealized financial instruments loss (gain)	1,129	21,185	(4,671)
Loss on sale of business units	—	35,309	—
Foreign exchange loss (gain)	(942)	1,288	(1,847)
Adjusted EBITDA (non-GAAP)	$88,775	$78,180	$55,020

Funds flow from operations, as presented, is net income or loss adjusted for DD&A expenses, asset impairment, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, cash settlement of RSUs, unrealized foreign exchange gains and losses, financial instruments gains or losses, cash settlement of financial instruments and loss on sale of business units. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2018	2017	2017
Net income (loss)	$17,861	$(40,802)	$12,771
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	39,461	38,606	26,593
Asset impairment	—	275	283
Deferred tax expense	13,482	8,052	11,379
Stock-based compensation expense	3,309	4,840	1,203
Amortization of debt issuance costs	670	547	605
Cash settlement of RSUs	(120)	(30)	(318)
Unrealized foreign exchange (gain) loss	(1,044)	1,141	(2,819)
Financial instruments loss (gain)	6,946	21,140	(5,439)
Cash settlement of financial instruments	(5,817)	45	768
Loss on sale of business units	—	35,309	—
Funds flow from operations	$74,748	$69,123	$45,026

Presentation of Oil and Gas Information

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2017 (the "GTE 51-101F1"), which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, is available on SEDAR at www.sedar.com. See the GTE 51-101F1 for additional definitions regarding terms used in this press release.

Estimates of net present value contained herein do not necessarily represent fair market value of resources. Estimates of resources and future net revenue for individual properties may not reflect the same level of confidence as estimates of resources and future net revenue for all properties, due to the effect of aggregation.

This press release contains certain oil and gas metrics, including operating netback and cash netback, which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Prospective Resources

Prospective Resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective Resources have both an associated chance of discovery and a chance of development. Not all exploration projects will result in discoveries. The chance that an exploration project will result in the discovery of petroleum is referred to as the "chance of discovery." Thus, for an undiscovered accumulation the chance of commerciality is the product of two risk components-the chance of discovery and the chance of development. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

Estimates of the Company's Prospective Resources are based upon the GTE McDaniel Prospective Resources Report. The estimates of Prospective Resources provided in this press release are estimates only and there is no guarantee that the estimated Prospective Resources will be recovered. Actual resources may be greater than or less than the estimates provided in this in this press release and the differences may be material. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's Prospective Resources will be attained and variances could be material. There is no certainty that any portion of the Prospective Resources will be discovered. If discovered, there is no certainty that it will be commercially viable to produce any portion of the Prospective Resources.

Estimates of Prospective Resources are by their nature more speculative than estimates of proved reserves and would require substantial capital spending over a significant number of years to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. In addition, we have made no commitment to drill, and likely will not drill, all of the drilling locations that have been attributable to these quantities.

The Prospective Resources in this press release are classified as “mean” representing the arithmetic average of the expected recoverable volume. It is the most accurate single point representation of the volume distribution.

For a discussion of Gran Tierra’s interest in the Prospective Resources, the location of the Prospective Resources, the product type reasonably expected, the risks and level of uncertainty associated with recovery of the resources, the significant positive and negative factors relevant to the estimate of the Prospective Resources, a description of the applicable projects maturity subcategories and other relevant information regarding the Prospective Resources estimates, please see the GTE 51-101F1 available on SEDAR at www.sedar.com.

Disclosure of Resources Information and Cautionary Note to U.S. Investors

In this press release, the Company uses the term Prospective Resources. The SEC guidelines strictly prohibit the Company from including Prospective Resources in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC website at www.sec.gov or by calling 1-800-SEC-0330.